EXHIBIT 99.1	PRESS RELEASE DATED AUGUST 12, 2010

ProPhase Labs Reports Second Quarter 2010 Results

DOYLESTOWN, Pennsylvania – August 12, 2010. ProPhase Labs, Inc. (NASDAQ: PRPH) today reported net sales of $1.1 million for the three months ended June 30, 2010, compared to net sales of $1.7 million for the three months ended June 30, 2009.

The Company incurred a net loss for the three months ended June 30, 2010, of $2.3 million, or ($0.15) per share, compared to a net loss of $4.6 million, or ($0.36) per share, for the three months ended June 30, 2009.

Net sales declined $617,000 for the three months ended June 30, 2010 as compared to the three months ended June 30, 2009, principally due to (i) a reduction of candy and contract manufacturing sales of $442,000 as a consequence of the closing of our Elizabethtown plant and the discontinuation of the candy product line and (ii) a net reduction of $175,000 in our retail customer purchases and stocking principally due to a lower level of upper respiratory illness in the second quarter 2010 as compared to the second quarter 2009.

The Company also realized expense reductions of $1.9 million in sales, marketing and administration expenses and $236,000 in research and development costs in the quarter.  The decrease in these costs was principally due to (i) a net reduction in personnel costs and other administrative costs, (ii) elimination of costs incurred in 2009 as a consequence of the 2009 proxy contest and (iii) a reduction in clinical study and related costs as a consequence of the de-emphasis of Quigley Pharma activities.

For the six months ended June 30, 2010, net sales were $3.1 million compared to net sales of $5.7 million for the six months ended June 30, 2009.

The Company incurred a net loss for the six months ended June 30, 2010, of $3.3 million, or ($0.24) per share, compared to a net loss of $6.8 million, or ($0.53) per share, for the six months ended June 30, 2009.

Net sales declined $2.6 million for the six months ended June 30, 2010 as compared to the six months ended June 30, 2009 principally due to: (i) a reduction of candy and contract manufacturing sales of $980,000 as a consequence of the closing of our Elizabethtown plant and discontinuation of the candy product line and (ii) a net reduction of our retail customer purchases and stocking principally due to a lower nation-wide level of upper respiratory illness during the six months ended June 30, 2010 as compared to the six months ended June 30, 2009. Data suggests that the highest incidence of upper respiratory illness for the 2009-2010 cold season occurred in the fourth quarter of Fiscal 2009 while the 2008-2009 cold season realized its concentration of incidences in the first quarter of Fiscal 2009.

The Company also realized expense reductions of $4.1 million in sales, marketing and administration expenses and $396,000 in research and development costs in the quarter.  The decrease in these costs was principally due to the net effects of (i) the implementation of  more cost effective and targeted marketing programs, (ii) improved timing of marketing campaigns to better match the timing and product demand of the 2009-2010 cold season, (iii)  a reduction in personnel costs and other administrative costs, (iv) elimination of costs incurred in 2009 as a consequence of the 2009 proxy contest and (v) a reduction in clinical study related costs as a consequence of the de-emphasis of Quigley Pharma activities, offset by, (vi) an increase in marketing research and development costs associated with the development of new product packaging for our Cold-EEZE® and Kids-EEZE® product lines to be introduced during the 2010-2011 cold season.

“In the second quarter, we continued to feel the effects of both the retail overstock created by H1N1 related sales in late 2009 and the lower incidence of colds in Q1 and Q2 2010 compared to Q1 and Q2 2009,” said ProPhase CEO Ted Karkus.

Mr. Karkus added that, “Operating results for Q2 reflect our success in stabilizing and strengthening the Company.   The Company has reduced operating overhead and upgraded its software systems to allow us to operate more cost effectively and to better integrate our operations with our important retail customers.”

“We were able to reduce losses as compared to the same period in 2009 even though sales revenues decreased in the most recent quarter,  in part because a significant portion of our decrease in revenues arises from discontinuation of the historically unprofitable candy product line and the closing of the plant that manufactured that product line”, said Mr. Karkus.

As part of its continuing efforts to focus on products and projects that are believed to be likely to generate sustainable profits, the Company has continued to examine the commercial viability of its  QR-333 compound for diabetic neuropathy and its QR-448(a) veterinary drug compound. At present, there are no third parties who have expressed a current interest or willingness to co-develop, license or otherwise commercially exploit these compounds. Accordingly, the Company is not likely to expend any significant additional sums on developing any formulations in the Pharma subsidiary.

Mr. Karkus continued, “We are concentrating on projects which do not carry the long term risk, inherent delays, and associated expense of launching products which require the clearance of significant regulatory hurdles to obtain approval. We are instead focusing on expanding our core franchise, Cold-EEZE”.

The Company believes that the new packaging and new and improved tastes and flavors that are being rolled out will favorably impact sales.  The Company is launching a new, 3-product Kids-EEZE line. The Kids-EEZE line has been expanded from its original chest congestion relief offering from last year, to include 2 new formulas for cough/cold and allergy relief in strawberry and grape.

The Company is continuing to pursue new market opportunities presented as a result of its participation in the Phusion Laboratories joint venture.  Phusion is now focused on developing two new skin-care product lines for wrinkles and for acne.  Phusion is in the early stages of investigating commercialization of these and other products.

On Wednesday, August 11th, the Company filed a praecipe for a writ of summons in the Court of Common Pleas for Bucks County, PA. This filing is the first step in initiating an action against certain former officers and directors of the Company, and against certain third parties. The Company is preparing to assert claims arising from, among other things, a variety of transactions and payments previously made or entered into by the Company. All of the transactions and events which would be the subject of the Complaint occurred prior to the installation of the current Board of Directors in June 2009.

Effective Wednesday, August 11th, John DeShazo resigned from the Board of Directors of ProPhase Labs in order to be able to devote his full time and energy to his own business interests.  He has confirmed that he has no disputes with management or with the Board.”

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer and manufacturer of the Cold-EEZE® family of lozenges and sugar free tablets clinically proven to significantly reduce the severity and duration of the common cold. Cold-EEZE customers include leading national wholesalers and distributors, as well as independent and chain food, drug and mass merchandise stores and pharmacies. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA approved facility to manufacture Cold-EEZE lozenges and fulfil other contract manufacturing opportunities, and a Pharma division, which conducts research in order to develop and commercialize a pipeline of patented botanical and naturally derived potential prescription drugs.  ProPhase also owns 50% of Phusion Laboratories LLC (“Phusion”).  Phusion licenses a revolutionary proprietary technology that has the potential to improve the delivery and/or efficacy of many active ingredients or compounds.  The joint venture will formulate and test products to exploit market opportunities within ProPhase’s robust OTC distribution channels.

For more information, visit www.ProPhaseLabs.com.

Forward-Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement.  Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions; government regulations; the ability of our new management to successfully implement our business plan and strategy; our ability to fund our operations including the cost and availability of capital and credit; our ability to compete effectively including our ability to maintain and increase our market share in the markets in which we do business; and our dependence on sales from our main product, Cold-EEZE, and our ability to successfully develop and commercialize new products.

Contact info:

Media Relations
The Lexicomm Group
Wendi Tush
Wendi@lexicommgroup.com
(212) 794-4531
Lindsey Gardner
Lgardner651@gmail.com
(570) 479-4895
www.lexicommgroup.com

Investor Contact
Ted Karkus
Chairman and CEO
ProPhase Labs, Inc.
(215) 345-0919 x 0

ProPhase Labs, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Net sales	$1,131	$1,748	$3,107	$5,734

Cost of sales	660	1,457	1,466	3,091

Gross profit	471	291	1,641	2,643

Operating costs and expenses:

Sales and marketing	780	792	1,514	2,816
Administration	1,819	3,742	3,231	6,032
Research and development	150	386	238	634
	2,749	4,920	4,983	9,482
Loss from operations	(2,278)	(4,629)	(3,342)	(6,839)

Interest and other income	24	4	26	16

Loss from operations before
income taxes	(2,254)	(4,625)	(3,316)	(6,823)

Income tax (benefit)	-	-	-	-

Net loss	$(2,254)	$(4,625)	$(3,316)	$(6,823)

Basic earnings per share
Loss from operations	$(0.15)	$(0.36)	$(0.24)	$(0.53)
Net loss	$(0.15)	$(0.36)	$(0.24)	$(0.53)

Diluted earnings per share
Loss from operations	$(0.15)	$(0.36)	$(0.24)	$(0.53)
Net loss	$(0.15)	$(0.36)	$(0.24)	$(0.53)

Weighted average common
shares outstanding
Basic	14,593	12,914	13,896	12,911
Diluted	14,593	12,914	13,896	12,911

ProPhase Labs, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(in thousands)

	June 30,	December 31,
	2010	2009
	(unaudited)

Cash and cash equivalents	$11,163	$12,801
Accounts receivable, net	$855	$3,599
Inventory	$1,153	$1,405
Total current assets	$13,739	$18,746
Total assets	$19,849	$21,330

Total current liabilities	$6,361	$7,271
Total stockholders' equity	$13,488	$14,059